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Pricing Supplement dated September 10, 2002	                       Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                           File No. 333-84692
Prospectus Supplement dated April 4, 2002)

                        	TOYOTA MOTOR CREDIT CORPORATION
	                        Medium-Term Note - Floating Rate
____________________________________________________________________________________
Principal Amount: $50,000,000		     Trade Date: September 10, 2002
Issue Price: See "Plan of Distribution"	     Original Issue Date: September 17, 2002
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $49,963,000
Terms of the Notes -- Interest"		     Principal's Discount
Interest Payment Period: Monthly	       or Commission: 0.074%
Stated Maturity Date: March 17, 2005
____________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
     [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note		       (Fixed Rate Commencement
             (Fixed Interest Rate): 			Date):
     [ ]  Other Floating Rate Note		       (Fixed Interest Rate):
             (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
               [X]  LIBOR	[ ]  Treasury Rate	  [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: October 17, 2002    Spread (+/-): +0.045%
     Interest Rate Reset Period: Monthly	      Spread Multiplier:  N/A
     Interest Reset Dates: the 17th of each	      Maximum Interest Rate: N/A
       calendar month, commencing October 17, 2002
     Interest Payment Dates: the 17th of each	      Minimum Interest Rate:  N/A
       calendar month, commencing October 17, 2002    Index Maturity: 1 month
						      Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from September 17, 2002 to March 17, 2005
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                          ___________________________
	                        Morgan Stanley & Co. Incorporated


                              ADDITIONAL TERMS OF THE NOTES

Interest

     The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on September 13, 2002 plus 0.045%.


Plan of Distribution

     Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P.Morgan Securities Inc., Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12,2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.926% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Morgan Stanley.

Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.